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                                                                   Exhibit 8.1

                    [LEONARD, STREET AND DEINARD LETTERHEAD]

                                [FORM OF OPINION]


______________, 2001

Great Plains Ethanol, LLC
46569 SD Hwy 44
P.O. Box 217
Lennox, South Dakota 57039

Ladies and Gentlemen:

We have acted as tax and securities law counsel to Great Plains Ethanol, LLC, a South Dakota limited liability company ("Company"), in connection with the Company's proposed initial public offering of capital units ("Offering"). As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form SB-2 Registration Statement, dated __________________, 2001, relating to the Offering (the "Registration Statement").

You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We are assuming that the Offering will be consummated as described in the Registration Statement and we have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.

All statements as to matters of law and legal conclusions contained in the Registration Statement under the heading "Federal Income Tax Consequences" reflect our opinion unless otherwise noted. The discussion in the Registration Statement under the heading "Federal Income Tax Consequences" is a general description of the material federal income tax consequences that will arise from the ownership and disposition of capital units in the Company. With limited exceptions, the discussion of the tax consequences to unit holders arising from ownership and disposition of units in the Company relate to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens.

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__________________, 2001

An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is not in any way binding on the Internal Revenue Service or on any court of law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Sincerely,